UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2005
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.
     On December 7, 2005, the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (“Alnylam”), accelerated in full the vesting of an option to purchase 10,000 shares of common stock of Alnylam granted to John E. Berriman on June 8, 2005, which would have vested in full on June 8, 2006 if he continued to serve as a member of the Board at that time.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (b) On December 7, 2005, John E. Berriman, a member of the Board of Alnylam, resigned from the Board.
          On December 7, 2005, Barry E. Greene resigned from his position as the Treasurer of Alnylam effective as of January 1, 2006. Mr. Greene will continue to serve as the Chief Operating Officer of Alnylam.
     (c) On December 7, 2005, the Board named Patricia L. Allen, Alnylam’s current Vice President of Finance, as the Treasurer of Alnylam, effective January 1, 2006. Upon commencement of her service as Treasurer, she will be the principal financial officer and the principal accounting officer of Alnylam. Ms. Allen has served as Alnylam’s Vice President of Finance since June 2004. Prior to joining Alnylam, Ms. Allen served as Director of Finance at Alkermes, Inc., a biotechnology company, since 1999. As of December 7, 2005, Ms. Allen is 43 years old.
     (d) On December 7, 2005, the Board of Alnylam elected Vicki L. Sato, Ph.D., to the Board of Alnylam. Dr. Sato was elected to fill the vacancy on the Board created by the resignation of Mr. Berriman and will serve as a Class II director with a term expiring at the annual meeting of stockholders of Alnylam to be held in 2006. The Board also appointed Dr. Sato to serve on the Nominating and Corporate Governance Committee of the Board.
          On December 7, 2005, the Board appointed James L. Vincent, a member of the Board, to serve on the Compensation Committee of the Board.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: December 13, 2005	By:	/s/ John M. Maraganore, Ph.D.
John M. Maraganore, Ph.D.
President and Chief Executive Officer